Exhibit 99.1

NEWS RELEASE

CONTACT:

Norris Battin

The Cooper Companies, Inc.

ir@coopercompanies.com

FOR IMMEDIATE RELEASE

COOPER COMPANIES ANNOUNCES MANAGEMENT CHANGES

Weiss Appointed Chief Operating Officer

Neil Named Chief Financial Officer

LAKE FOREST, Calif., January 26, 2005 — The Cooper Companies, Inc. (NYSE: COO) today announced several management changes.

Robert S. Weiss, formerly Cooper’s executive vice president and chief financial officer, has been named executive vice president and chief operating officer reporting to A. Thomas Bender, the Company’s chairman and chief executive officer.

Steven M. Neil, formerly chief financial officer of Ocular Sciences, Inc., a company that Cooper acquired this month, was named vice president and chief financial officer, reporting to Mr. Weiss.

Carol R. Kaufman, vice president of legal affairs, secretary and chief administrative officer, was promoted to senior vice president.

Gene J. Midlock, a former executive with KPMG LLP has been named vice president, tax.

In addition, Gregory A. Fryling, formerly chief operating officer of CooperVision, the Company’s contact lens unit was named president and chief operating officer of CooperVision. Paul L. Remmell, formerly chief operating officer of the Company’s CooperSurgical unit, which supplies medical devices to the women’s health care market, was named president and chief operating officer of CooperSurgical.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufactures and markets contact lenses and ophthalmic surgery products. Headquartered in Lake Forest, Calif., it manufactures in Albuquerque, N.M., Huntington Beach, Calif., Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire England, Ligny-en-Barrios, France, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Pasadena, Calif., North Normandy, Ill., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin. Its Web address is www.coopersurgical.com.